Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

PepsiCo, Inc.:

We consent to incorporation by reference in the Registration Statement No. 333-162260 on Form S-4 of PepsiCo, Inc. and Subsidiaries (“PepsiCo, Inc.”) of our report dated February 19, 2009, except for Notes 3 and 4, which are dated as of March 24, 2009 and Notes 1, 2, 5, 8, 11 and 13 dated as of August 27, 2009, with respect to the Consolidated Balance Sheet of PepsiCo, Inc. as of December 27, 2008 and December 29, 2007 and the related Consolidated Statements of Income, Cash Flows and Equity for each of the years in the three-year period ended December 27, 2008, which report appears in PepsiCo, Inc.’s Current Report on Form 8-K dated August 27, 2009, and the effectiveness of internal control over financial reporting as of December 27, 2008, which report appears in the December 27, 2008 annual report on Form 10-K of PepsiCo, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 19, 2009, except for Notes 3 and 4, which are dated as of March 24, 2009 and Notes 1, 2, 5, 8, 11 and 13 dated as of August 27, 2009, includes an explanatory paragraph referring to the Company’s adoption of the presentation and disclosure requirement of SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” for all periods presented.

/s/ KPMG LLP

New York, New York

January 12, 2010